EXHIBIT 10.1
AMENDED AND RESTATED
INTUITIVE SURGICAL, INC. 2010 INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION GRANT NOTICE
Intuitive Surgical, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2010 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of shares of the Company’s Common Stock (the “Option”) set forth below. This Option is subject to all of the terms and conditions as set forth in this Global Stock Option Grant Notice (the “Grant Notice”), the Global Stock Option Agreement (including any additional terms and conditions for Participant’s country included in the appendix attached thereto) (the “Agreement”), the Plan and the Notice of Exercise, all of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:
Type of Grant: ☐ Incentive Stock Option1  ☐ Nonstatutory Stock Option
Exercise Schedule: Early Exercise Is Not Permitted
Vesting Schedule:  [ ] , subject to the Participant’s continued service with the Company through each applicable vesting date.
Payment:  By one or a combination of the following items (described in the Global Stock Option Agreement):
◦By cash or check;
◦By delivery of already-owned shares if the Shares are publicly traded for participants in the United States only; or
◦Through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale.

By Participant’s signature below, or by indicating acceptance of this award through the Company’s online acceptance procedure (including online acceptance through a third-party website authorized by the Company), Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing or accepting the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

1 If this is an incentive stock option, it (plus your other outstanding incentive stock options) cannot be first exercisable for more than $100,000 in any calendar year. Any excess over $100,000 is a nonstatutory stock option.

INTUITIVE SURGICAL, INC.	PARTICIPANT
By:	By:
Title:	Print Name

ATTACHMENTS: Global Stock Option Agreement and Amended and Restated 2010 Incentive Award Plan

AMENDED AND RESTATED
INTUITIVE SURGICAL, INC. 2010 INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION AGREEMENT
Pursuant to your Global Stock Option Grant Notice (“Grant Notice”) and this Global Stock Option Agreement, including any additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix” and, together with the Global Stock Option Agreement, this “Agreement”), Intuitive Surgical, Inc. (the “Company”) has granted you an option under its Amended and Restated 2010 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
The details of your option are as follows:
1.VESTING.
(a) Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service, except as otherwise provided by the Administrator or as set forth in a written agreement between you and the Company.
(b) For purposes of your option, a Termination of Service will be deemed to have occurred as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such Termination of Service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company (i) your right to vest in the option, if any, will terminate as of the date of Termination of Service, and (ii) the period (if any) during which you may exercise this option after a Termination of Service will commence on such date. Notwithstanding the forgoing, the Administrator shall have exclusive discretion to determine when a Termination of Service has occurred for purposes of the option (including when you are no longer considered to be actively providing services while on a leave of absence). In the event of your leave of absence, vesting of the option shall be governed by the Company’s leave of absence policies, as may be amended from time to time, and in accordance will applicable laws.
(c) Notwithstanding the foregoing, vesting of your option is also subject to acceleration under certain circumstances following a Change of Control (as defined in the Intuitive Surgical, Inc. Severance Plan (the “Severance Plan”)), in accordance with the terms of the Severance Plan, as may be amended from time to time. The Severance Plan is filed with the

Company’s annual report on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”). The terms of the Severance Plan include that the Board has the discretionary authority to amend or terminate the Severance Plan in any respect by resolution adopted by a two-thirds or greater majority of the Board, unless a Change of Control has previously occurred. Any changes to the terms of the Severance Plan properly approved by the Board shall be binding on the option being granted in the Grant Notice.
2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time pursuant to Section 13 of the Plan.
3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice.
4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
5. SECURITIES LAW COMPLIANCE. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to permit the exercise of the option and/or delivery of shares of Common Stock prior to the completion of any registration or qualification of the shares of Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the SEC or of any governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.
6. TERM. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a) three (3) months after your Termination of Service (as described in Section 1(b)) for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after your Termination of Service;
(b) twelve (12) months after your Termination of Service due to your Disability;

(c) eighteen (18) months after your Termination of Service due to your death if you die either during your employment or within three (3) months after your Termination of Service;
(d) the Expiration Date indicated in your Grant Notice; or
(e) the day before the tenth (10th) anniversary of the Date of Grant.
For U.S. taxpayers, if your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.
For purposes of this Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code, as determined by the Company.
7. EXERCISE.
(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, together with such additional documents as the Company may then require.
(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any Tax-Related Items (as defined in Section 10 below) arising from the option or the underlying shares of Common Stock.
(c) For U.S. taxpayers, if your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
8. TRANSFERABILITY. The Option shall be subject to the restrictions on transferability set forth in Section 11.3 of the Plan, subject to the Intuitive Surgical, Inc. Equity Domestic Relations Order Policy, effective July 1, 2014, as may be amended from time to time.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service relationship. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
10. WITHHOLDING OBLIGATIONS.
(a) Regardless of any action the Company and/or the Affiliate employing or otherwise retaining you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. You further acknowledge that neither the Company nor the Employer (i) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your option, including, but not limited to, the grant, vesting or exercise of your option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit or are under any obligation to structure the terms of the grant or any aspect of your option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or an Affiliate; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of your option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization). In addition, upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the applicable amount of tax required to be withheld by law.
(c) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other withholding rates, including maximum withholding rates in your jurisdiction(s), in which case, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Common Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to your exercised option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due.
(d) You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to permit your exercise of this option or to issue or deliver shares of Common Stock or proceeds from the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.
11. NATURE OF GRANT. In accepting your option, you acknowledge, understand and agree that:
(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
(b) the grant of your option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d) your participation in the Plan is voluntary;
(e) your option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f) your option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(g) the future value of the shares of Common Stock underlying your option is unknown and cannot be predicted with certainty;
(h) if the underlying shares of Common Stock do not increase in value, your option will have no value;

(i) if you exercise your option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;
(j) no claim or entitlement to compensation or damages shall arise from forfeiture of your option resulting from your Termination of Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any);
(k) unless otherwise agreed with the Company, your option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent or Affiliate;
(l) unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the shares of Common Stock; and
(m) neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or any amounts due to you pursuant to the exercise of the option or subsequent sale of shares of Common Stock acquired upon exercise.
12. NO ADVICE REGARDING OPTION GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the issuance of shares of Common Stock upon exercise of your option or the sale of the shares of Common Stock. You should consult with your personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan.
13. DATA PRIVACY.
If you would like to participate in the Plan, you will need to review the information provided in this Section 13 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
(a) EEA+ Controller and Representative. If you are based in the European Union, the European Economic Area or the United Kingdom (collectively “EEA+”), you should note that the Company, with its address at 1020 Kifer Road, Sunnyvale, California 94086, United States of America, is the controller responsible for the processing of your personal data in connection with the Agreement and the Plan. The Company’s representative in the EEA+ is Intuitive SAS, 11 avenue de Canteranne, 33500 Pessac, France.

(b) Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about you, including but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you, the Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the legitimate purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.
If you are based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the Data processing for the Company’s performance of its obligations under the Plan, and where applicable, the Company’s legitimate interest of complying with contractual or other statutory obligations to which it is subject.
If you are based outside of the EEA+, the Company’s legal basis for the processing of Data is your consent, as further described below.
(c) Stock Plan Administration Service Providers: The Company transfers Data to E*TRADE Financial Services, Inc. and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Designated Broker may open an account for you to receive and trade shares of Common Stock acquired under the Plan. You may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.
(d) International Data Transfers: The Company and the Designated Broker are based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. You should note that your country may have enacted data privacy laws that are different from the United States. For example, you understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Data may not have an equivalent level of protection as compared to your country of residence.
If you are based in the EEA+, Data will be transferred from the EEA+ to the Company based on the Company’s registration with the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks as set forth by the U.S. Department of Commerce regarding the collection, use, and retention of Data transferred from the European Union to the United States. The Company has certified to the Department of Commerce that it adheres to the Privacy Shield Principles. The onward transfer of Data from the Company to the Designated Broker or, as the case may be, a different service provider of the Company is based solely on your consent, as further described below.

(e) If you are based outside of the EEA+, Data will be transferred from your jurisdiction to the Company and onward from the Company to any of its service providers based on your consent, as further described below.
(f) Data Retention: The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws.
(g) Data Subject Rights: You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) restrict the portability of Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, you can contact the Company’s data privacy officer at data.privacy@intusurg.com.
(h) Necessary Disclosure of Personal Data. You understand that providing the Company with Data is necessary for the performance of the Agreement and that your refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
(i) Voluntariness and Consequences of Consent Denial or Withdrawal: Participation in the Plan is voluntary and you are providing the consents herein on a voluntary basis. You understand that you may request to stop the transfer and processing of the Data for purposes of participation in the Plan and that your compensation from or employment relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow you to participate in the Plan. You understand that the Data will still be processed in relation to your employment or service relationship and for record-keeping purposes. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact the Company’s data privacy officer at data.privacy@intusurg.com.

Declaration of Consent. If you are based in the EEA+, by accepting your option and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company in the U.S. as described above.

If you are based outside of the EEA+, by accepting your option and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Data processing operations described above including, without limitation, the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company in the U.S.

14. GOVERNING LAW/VENUE. This Agreement is governed by and will be interpreted and enforced under the laws of the State of Delaware without regard to such state’s conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this option grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.
15. ELECTRONIC DELIVERY AND PARTICIPATION. The Company may, in its sole discretion, decide to deliver any documents related to your option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16. LANGUAGE. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document(s) related to your option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
17. SEVERABILITY. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18. WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
19. APPENDIX. Notwithstanding any provisions in this Agreement, your option shall be subject to any additional terms and conditions for your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
20. NOTICES. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records. By a notice given pursuant to this Section 20, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service.
21. RIGHTS AS STOCKHOLDER. You shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Common Stock purchasable upon the exercise of any part of the option unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
22. ADMINISTRATION. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules, in accordance with applicable laws. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon participants, the Company and all other interested persons. To the extent allowable pursuant to applicable law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
23. INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the shares of Common Stock are listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
24. FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of

Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.
25. AMENDMENTS, SUSPENSION AND TERMINATION. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the options in any material way without your prior written.
26. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 8 hereof, this Agreement shall be binding upon you and your heirs, executors, administrators, successors and assigns.
27. LIMITATIONS APPLICABLE TO SECTION 16 PERSONS. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
28. SECTION 409A. Notwithstanding any other provision of the Plan, this or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.
29. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan and the Severance Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan and the Severance Plan. In the event of any conflict between the provisions of your option and those of the Plan or the Severance Plan, the provisions of the Plan and the Severance Plan shall control.

30. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your option and the shares of Common Stock purchased upon exercise of your option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
By signing the Grant Notice, you are deemed to have read, understood and agreed to all of the provisions in this Agreement.

APPENDIX
TO THE AMENDED AND RESTATED INTUITIVE SURGICAL, INC.
2010 INCENTIVE AWARD PLAN
GLOBAL STOCK OPTION AGREEMENT

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Stock Option Agreement (the “Agreement”) or the Plan.
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the option granted to you under the Plan if you work and/or reside in one of the countries listed below. This Appendix forms part of the Agreement.
If you are a citizen or resident of a country other than one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
NOTIFICATIONS
This Appendix also includes information regarding exchange control and certain other issues which you should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise your option and acquire shares of Common Stock or sell shares of Common Stock acquired under the Plan.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your personal situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner.

AUSTRALIA
NOTIFICATIONS
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved with the transfer, you will have to file the report.
Securities Law Information. If you acquire shares of Common Stock pursuant to the option and offer the shares of Common Stock for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. You should obtain legal advice as to your disclosure obligations prior to making any such offer.
AUSTRIA
NOTIFICATIONS
Exchange Control Information. Austrian residents who hold shares of Common Stock obtained through the Plan outside Austria may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Common Stock as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the shares of Common Stock as of December 31 meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.
In addition, when shares of Common Stock are sold, Austrian residents may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all accounts meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
TERMS AND CONDITIONS
Acceptance of Option. The timing of taxation of this option depends on whether it is accepted (i) within 60 days of the offer (for taxation at offer) or (ii) more than 60 days after the offer (for taxation at exercise). You should consult your personal tax advisor with respect to this option before taking any action.
NOTIFICATIONS

Foreign Asset/Account Reporting Information. Belgian residents are required to provide the National Bank of Belgium with the account details of any foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption. Belgian residents should consult with their personal advisors to determine their reporting obligations.
Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a financial intermediary, such as a bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax likely will apply when shares of Common Stock acquired under the Plan are sold, including pursuant to a cashless sell-to-cover or cashless sell-all exercise of options. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.
CANADA
TERMS AND CONDITIONS

Method of Payment. The following provision supplements Section 3 of the Agreement:

As set forth in the Grant Notice, you are prohibited from surrendering shares of Common Stock that you already own or attesting to the ownership of shares of Common Stock to pay the exercise price or any Tax-Related Items in connection with your option.

Nature of Grant. The following provision replaces Section 1(b) of the Agreement:
For purposes of your option, your Termination of Service will be deemed to occur as of the date that is the earlier of (i) the date of your termination, (ii) the date you receive notice of termination, or (iii) the date you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of your employment or service agreement, if any), regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any; unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, will terminate as of such date and (ii) the period (if any) during which you may exercise the option after such termination will commence on such date; in the event that the date you are no longer actively providing services cannot be reasonably determined under the terms of this Agreement and the Plan, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the options, if any, will terminate effective as of the last date of the minimum statutory notice period.
The following provisions apply to residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements Section 13 of the Agreement:

You authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, the Employer, any Affiliate, E*TRADE Financial Services, Inc. and any other stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss the Plan with their advisors. You also authorize the Company and the Employer to record such information and to keep such information in your employee file.

NOTIFICATIONS
Securities Law Information. The sale of shares of Common Stock acquired under the Plan may not take place in Canada. This requirement will be satisfied where the shares of Common Stock are sold by the designated broker under the Plan through the facilities of the U.S. stock exchange on which the Common Stock currently is listed (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information.  Canadian residents are required to report their foreign specified property (e.g., shares of Common Stock) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Your option must be reported—generally at a nil cost—if the C$100,000 threshold is exceeded because of other foreign specific property you hold. The shares of Common Stock acquired under the Plan must be reported and their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if such Canadian resident owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

CZECH REPUBLIC

NOTIFICATIONS
Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the shares of Common Stock acquired or any dividends paid on such shares, and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting to ensure compliance with current regulations. You are solely responsible for ensuring compliance with exchange control laws in the Czech Republic.

FINLAND

No country-specific provisions apply.
FRANCE
TERM AND CONDITIONS
Options Not Tax-Qualified. The options granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.
Language Consent. By accepting your option, you confirm having read and understood the documents relating to this grant (the Plan, the Agreement and this Appendix) which were provided in English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

NOTIFICATIONS
Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
Foreign Asset/Account Reporting Information. If your acquisition of shares of Common Stock acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) in the unlikely event you hold shares of Common Stock exceeding 10% of the Company’s total Common Stock. However, if the Common Stock is listed on a recognized U.S. stock exchange and you own less than 1% of the Company, this requirement will not apply to you.
HONG KONG
TERMS AND CONDITIONS
Restriction on Sale of Shares. You agree not to sell any shares of Common Stock that are issued to you or your heirs prior to the six-month anniversary of the Date of Grant.
NOTIFICATIONS
Securities Warning: WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the grant. If you have any questions regarding the contents of this Agreement or the Plan, you should obtain independent professional advice. Neither the grant of the options nor the issuance of shares of Common Stock upon exercise constitutes a public offering of securities under Hong Kong law and is available only to eligible employees and other service providers of the Company, its Parent or Affiliates. This Agreement, the Plan and other incidental communication materials distributed in connection with the options (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii), are intended only for the personal use of each eligible employee or other service provider of the Company, its Parent or Affiliates and may not be distributed to any other person.

IRELAND
NOTIFICATIONS
Director Notification Information. If you are a director, shadow director or secretary of an Irish Affiliate and have a 1% or more shareholding interest in the Company, you must notify the Irish Affiliate in writing upon receiving or disposing of an interest in the Company (e.g., options, shares of Common Stock) or upon becoming aware of the event giving rise to the notification requirement, or upon becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary).
ITALY
TERMS AND CONDITIONS
Manner of Exercise. Notwithstanding anything to the contrary in the Grant Notice, the Agreement or the Plan, due to legal restrictions in Italy, you will be required to exercise your option using a same-day sale or cashless sell-all exercise method pursuant to which all shares of Common Stock are sold immediately upon exercise and you receive the sale proceeds less the exercise price, Tax-Related Items and any applicable broker fees or commissions. You will not be entitled to hold any Shares of Common Stock acquired at exercise. The Company reserves the right to provide additional methods of exercise to you depending on the development of local law.
Plan Document Acknowledgement. By accepting the option, you acknowledge you have received a copy of the Plan, the Grant Notice and the Agreement (including this Appendix) and have reviewed the Plan and the Agreement (including this Appendix) in their entirety and fully accept all provisions thereof. You further acknowledge that you have read and expressly approve the Grant Notice and the following provisions of the Agreement: Section 1: Vesting; Section 3: Method of Payment; Section 5: Securities Law Compliance; Section 6: Term; Section 7: Exercise; Section 8: Transferability; Section 9: Option Not a Service Contract; Section 10: Withholding Obligations; Section 11: Nature of Grant; Section 12: No Advice Regarding Option Grant; Section 13: Data Privacy; Section 14: Governing Law/Venue; Section 15: Electronic Delivery and Participation; Section 25: Amendment, Suspension and Termination; and Section 30: Imposition of Other Requirements.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (e.g., cash, shares of Common Stock or options) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. You should consult with your personal legal advisor to ensure compliance with applicable reporting requirements.
Foreign Asset Tax Information. The value of financial assets held outside of Italy (including shares of Common Stock acquired under the Plan) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.
KOREA
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the immediately following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. You are responsible for complying with this reporting obligation and should consult with your personal tax advisor to determine how to value your foreign accounts for such purposes and whether you are required to file a report with respect to such accounts.
Exchange Control Information. If you remit funds out of Korea to pay the exercise price of the option, the remittance of funds must be confirmed by a foreign exchange bank in Korea. You may be required to submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement, (ii) the Plan, and (iii) the certificate of your employment. This confirmation is not necessary if you pay the exercise price through the delivery of irrevocable instructions to sell the shares of Common Stock obtained upon exercise of the option and to deliver promptly to the Company an amount of the proceeds of such sale equal to the aggregate exercise price of the shares of Common Stock being purchased, because in this case there is no remittance of funds out of Korea.
MEXICO
TERMS AND CONDITIONS
No Entitlement for Claims or Compensation. The following section supplements Section 11 of the Agreement:
Modification. By accepting your option, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The option grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 1266 Kifer Road, Sunnyvale, CA 94086, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of your option do not, in any way, establish an employment relationship between you and the Company since you participating in the Plan on a wholly commercial basis and the sole employer is Intuitive Surgical, S. De R.L. De C.V., nor does it establish any rights between you and the Employer.
Plan Document Acknowledgment. By accepting your option, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety, and fully understand and accept all provisions of the Plan and the Agreement.
In addition, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in Section 11 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company, any Affiliate of the Company and the Employer are not responsible for any decrease in the value of the shares of Common Stock acquired upon exercise of your option.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and Affiliates of the Company with respect to any claim that may arise under the Plan or the Agreement.
Spanish Translation
TÉRMINOS Y CONDICIONES
Sin Derecho a Reclamaciones o Contraprestación. La siguiente sección suplementa la Sección 11 del Contrato de Opción de Acciones:
Modificación. La aceptación de esta opción significa que usted entiende y conviene que cualquier modificación al Plan o al Contrato de Opción de Acciones o la terminación de cualquiera de estos no constituye un cambio o detrimento de los términos y condiciones de su trabajo.
Declaración de Directrices. El otorgamiento de la opción por la Compañía de conformidad con el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarlo y discontinuarlo en cualquier momento sin responsabilidad alguna.
La Compañía, con oficinas registradas en 1266 Kifer Road, Sunnyvale, CA 94086, es únicamente responsable por la administración del Plan, y la participación en el Plan por usted y el otorgamiento de la opción a usted no establece, en forma alguna, un relación de trabajo entre usted y la Compañía, ya que usted participa en el Plan sobre bases exclusivamente comerciales y el único patrón de usted es Intuitive Surgical, S. De R.L. De C.V., y el Plan tampoco establece derecho alguno entre usted y su Patrón.
Reconocimiento del Documento del Plan. La aceptación de su opción significa que usted reconoce haber recibido copias del Plan, haber revisado el Plan y el Contrato de Opción de Acciones en su totalidad y que usted entiende y acepta todas las disposiciones del Plan y el Contrato de Opción de Acciones.
Adicionalmente, usted reconoce asimismo que ha leído y acepta específica y expresamente los términos y condiciones de la Sección 11 del Contrato de Opción de Acciones en la que claramente se describe y establece lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan se ofrece por la Compañía de manera totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, cualquier Afiliada de la Compañía y el Patrón no son responsables por la disminución del valor de las Acciones Comunes adquiridas al momento de ejercer su opción.
Finalmente, en este acto usted declara que no se reserva acción o derecho alguno de presentar cualquier reclamación en contra de la Compañía por cualquier contraprestación o daño como resultado de su participación en el Plan y, por lo tanto, otorga un finiquito amplio y bastante al Patrón, la Compañía y las Afiliadas de la Compañía en relación con cualquier reclamación que pueda surgir de conformidad con el Plan o el Contrato de Opción de Acciones.
NETHERLANDS
No country-specific provisions apply.
NORWAY
No country-specific provisions apply.
SINGAPORE
TERMS AND CONDITIONS
Restriction on Sale and Transferability. You agree that any shares of Common Stock acquired under the Plan will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to one or more exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).
Securities Law Information. The grant of the option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. If you are the Chief Executive Officer (“CEO”) or a director (including an alternate, substitute or shadow director) of a Singapore Affiliate, you must notify the Singapore Affiliate in writing of an interest (e.g., options, shares of Common Stock, etc.) in the Company or any Affiliate within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of shares of Common Stock), or (iii) becoming the CEO or a director.

SLOVAK REPUBLIC

No country-specific provisions apply.
SPAIN
TERMS AND CONDITIONS
Nature of Grant. This provision supplements Section 11 of the Agreement:
By accepting the option, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan. You understand that the Company has unilaterally, gratuitously and discretionally decided to grant options under the Plan to individuals who may be employees of the Company or of a Parent or Affiliate throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Parent or Affiliate other than as expressly set forth in the Agreement. Consequently, you understand that the options are granted on the assumption and condition that the options and any shares of Common Stock acquired under the Plan are not part of any employment or service contract (either with the Company or with any Parent or Affiliate) and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation) or any other right whatsoever. Further, you understand and agree that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, the option will be cancelled without entitlement to any shares of Common Stock underlying the option if you incur a Termination of Service for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.
In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the option shall be null and void.
NOTIFICATIONS
Exchange Control Information. You must declare the acquisition, ownership and disposition of shares of Common Stock to the Dirección General de Comercio e Inversiones of the Ministry of Economy and Competitiveness (the “DGCI”) on a Form D-6. Generally, the declaration must be made in January for shares of Common Stock owned as of December 31 of the prior year and/or shares of Common Stock acquired or disposed of during the prior year; however, if the value of the shares of Common Stock acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares of Common Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Securities Law Information. The option grant described in the Agreement does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the option. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering or prospectus.
Foreign Asset/Account Reporting Information. To the extent you hold rights or assets (e.g., cash or shares of Common Stock held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such rights or assets), you are required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. You should consult with your personal tax advisor to ensure compliance with applicable reporting requirements.
SWEDEN

TERMS AND CONDITIONS

Tax Withholding. This provision supplements Section 10 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 10 of the Agreement, in accepting the option, you authorize the Company and/or the Employer to sell or withhold shares of Common Stock otherwise deliverable to you upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
NOTIFICATIONS
Securities Law Information. Neither the Agreement nor any materials relating to the options (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

TAIWAN

NOTIFICATIONS
Securities Law Information. The offer of participation in the Plan is available only for employees or service providers of the Company and any Parent or Affiliate. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The acquisition or conversion of foreign currency and the remittance of such amounts (including proceeds from the sale of shares of Common Stock) to Taiwan may trigger certain annual or periodic exchange control reporting. If the transaction amount is TWD500,000 or more in a single transaction, you may be required to submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank. You should consult your personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM
TERMS AND CONDITIONS
Withholding Obligations. The following provision supplements Section 10 of the Agreement:
Without limitation to Section 10 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that the foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in the Agreement.